EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES ACQUISITION OF CERTAIN ASSETS OF
MINING TECHNOLOGIES INTERNATIONAL, INC.

Milwaukee, WI - April 11, 2014 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today announced that it entered into a definitive agreement to purchase certain assets of Mining Technologies International, Inc. ("MTI") for $51.0 million Canadian dollars.  MTI is a Canadian manufacturer of underground hard rock mining equipment serving the North American markets and a world leading supplier of raise bore drilling consumables.  The Company is acquiring substantially all of the assets associated with MTI’s hard rock drilling, loaders, dump trucks, shaft sinking, and raise bore product lines.  MTI's fiscal 2013 revenues associated with these product lines were approximately $90 million U.S. dollars.  Excluding the impact of transaction costs and excess purchase accounting charges, the Company expects the transaction to be accretive to earnings in 2015.  Completion of the transaction is subject to customary closing conditions and is expected to occur within 90 days.

“This acquisition represents an exciting opportunity as we execute on our growth strategy to expand our underground mining product lines into the hard rock markets including nickel, potash, palladium, platinum, gold and copper,” commented Ted Doheny, President and Chief Executive Officer. “We believe that MTI’s broad range of complementary products, combined with Joy's proprietary technology, our global direct service team and operational excellence capabilities, will provide significant value to hard rock mining customers and our shareholders,” continued Doheny.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.